KRANZCO REALTY TRUST
             KRANZCO REALTY TRUSTARTICLES SUPPLEMENTARY
                            CLASSIFYING
                        2,070,000 SHARES OF
                       BENEFICIAL INTEREST AS
                    SERIES D CUMULATIVE REDEEMABLE
               PREFERRED SHARES OF BENEFICIAL INTEREST


               (Pursuant to Section 8-203(b) of the
               Corporations and Associations Article
               of the Annotated Code of Maryland)



          Kranzco Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the "Company"), and having its executive office at 128 Fayette Street, Conshohocken, Pennsylvania 19428, hereby certifies to the State Department of Assessments and Taxation of Maryland that:


          FIRST: Pursuant to the authority granted to and vested in the Board of Trustees of the Company (the "Board of Trustees") in accordance with the Amended and Restated Declaration of Trust of the Company, dated November 4, 1992, as amended (the "Declaration of Trust"), the Board of Trustees by unanimous written consent dated November 19, 1997, adopted resolutions authorizing and establishing a separate class of preferred shares of beneficial interest, out of the 100,000,000 authorized shares of beneficial interest of the Company (the "Shares"), consisting of 2,070,000 shares to be known as the "Series D Cumulative Redeemable Preferred Shares of Beneficial Interest" (the "Series D Preferred Shares"). Such Series D Preferred Shares shall have a par value of $.01 per share. The preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of such shares, which shall be deemed to be part of Article VI of the Declaration of Trust, are as follows:

A.   Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series D Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     Capital Shares. The term "Capital Shares" shall mean, with respect to any Person, any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital shares), warrants or options to purchase any thereof.

     Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common shares of beneficial interest of the Company, including the Common Shares, and any other shares of beneficial interest of the Company, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

     Common Shares.  The term "Common Shares" shall mean the
Common Shares of Beneficial Interest, $.01 par value per share, of the Company.

     Distribution Payment Date.  The term "Distribution Payment
Date" shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

     Distribution Period. The term "Distribution Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

     Distribution Record Date. The term "Distribution Record Date" shall mean the date designated by the Board of Trustees of the Company at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than ten days prior to such Distribution Payment Date.

     Junior Shares. The term "Junior Shares" shall mean, as the case may be, (i) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series D Preferred Shares shall have been so paid or declared and set apart for payment and (ii) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series D Preferred Shares shall have received the entire amount to which such Class D Preferred Shares are entitled upon such liquidation, dissolution or winding up.

     Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

     Original Issue Date. The term "Original Issue Date" shall mean the date that Series D Preferred Shares are first issued by the Company.

     Parity Shares. The term "Parity Shares" shall mean, as the case may be, (i) any class or series of shares of beneficial interest of the Company which is entitled to receive payment of distributions on a parity with the Series D Preferred Shares,
(ii) any class or series of shares of beneficial interest of the Company which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series D Preferred Shares, and (iii) the Series A-1 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, and the Series C Preferred Shares.

     Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit (as defined in paragraph (F) below) applies, but does not include an underwriter which participates in a public offering of the Series D Preferred Shares, provided that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

     Preferential Distribution Non-Payment.  The term
"Preferential Distribution Non-Payment" shall have the meaning set forth in subparagraph (2) of paragraph (E) below.

     Preferred Shares Trustee.  The term "Preferred Shares
Trustee" shall have the meaning set forth in subparagraph (2) of paragraph (E) below.

     Redemption Date. The term "Redemption Date" shall have the meaning set forth in subparagraph (2) of paragraph (D) below.

     Redemption Price. The term "Redemption Price" shall mean a price per Series D Preferred Share equal to $25.00 together with accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest.

     Redemption Record Date. The term "Redemption Record Date" shall mean the date designated by the Board of Trustees of the Company for redemption of Series D Preferred Shares, provided, however, that such Redemption Record Date shall be not more than 60 days nor less than 30 days prior to such Redemption Date.

     REIT. The term "REIT" shall mean a real estate investment trust under Section 856 of the Code.

     Senior Shares. The term "Senior Shares" shall mean, as the case may be, (i) any class or series of shares of beneficial interest of the Company ranking senior to the Series D Preferred Shares in respect of the right to receive distributions or (ii) any class or series of shares of beneficial interest of the Company ranking senior to the Series D Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

     Series A-1 Preferred Shares.  The term "Series A-1 Preferred
Shares" shall mean the Series A-1 Increasing Rate Cumulative
Convertible Preferred Shares of Beneficial Interest, par value
$.01 per share, of the Company.

     Series B-1 Preferred Shares.  The term "Series B-1 Preferred
Shares" shall mean the Series B-1 Cumulative Convertible
Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.

     Series B-2 Preferred Shares.  The term "Series B-2 Preferred
Shares" shall mean the Series B-2 Cumulative Convertible
Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.

     Series C Preferred Shares.  The term "Series C Preferred
Shares" shall mean the Series C Cumulative Redeemable Preferred
Shares of Beneficial Interest, par value $.01 per share, of the Company.

B.   Distributions.

     1. The record holders of Series D Preferred Shares shall be entitled to receive cash distributions, when, as and if authorized and declared by the Board of Trustees, out of assets legally available for payment of distributions. Such distributions shall be payable quarterly by the Company in cash at a rate of 9 1/2% of the Liquidation Preference per annum (equivalent to $2.375 per Series D Preferred Share per annum).

     2. Distributions on Series D Preferred Shares shall accrue and be cumulative from the Original Issue Date. Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Trustees of the Company on the 20th day of January, April, July, and October of each year (each, a "Distribution Payment Date"), commencing on the Business Day succeeding January 20, 1998. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. The amount of distributions payable on Series D Preferred Shares for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in subparagraph (1) of this paragraph (B) above. Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be paid to the holders of record of the Series D Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Distribution Record Date for such distribution. Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor. Any distribution payment made on Series D Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. The Series D Preferred Shares rank pari passu to the Series A-1 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series C Preferred Shares as to distributions.

     3. If any Series D Preferred Shares are outstanding, no distributions shall be authorized or paid or set apart for payment on any other class or series of Junior Shares or Parity Shares for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Shares for all past Distribution Periods and the then current Distribution Period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Shares and any other class or series of Preferred Shares ranking on a parity as to distributions with the Series D Preferred Shares, all distributions authorized upon the Series D Preferred Shares and any other such class or series of Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Series D Preferred Shares and such class or series of such Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series D Preferred Shares and such class or series of Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D Preferred Shares which may be in arrears.

     4. Except as provided in subparagraph (3) of this para-graph (B), unless full cumulative distributions on the Series D Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than in Junior Shares) shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon any Junior Shares or Parity Shares nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other Junior Shares).

     5. Notwithstanding anything contained herein to the con-trary, no distributions on Series D Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authori-zation, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

     6. Notwithstanding anything contained herein to the con-trary, distributions on the Series D Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not any agreement of the Company prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

     7. If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid for the year to holders of all classes of shares of beneficial interest of the Company (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series D Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid to the holders of the Series D Preferred Shares for the year and the denominator of which shall be the Total Distributions.

C.   Distributions Upon Liquidation, Dissolution or Winding Up.

     1. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the prior preferences and other rights of any Senior Shares as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of Series D Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

     2. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series D Preferred Shares and the corresponding amounts payable on all shares of Parity Shares as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series D Preferred Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. The Series D Preferred Shares rank pari passu to the Series A-1 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series C Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this paragraph (C); provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series D Preferred Shares.

D.   Redemption by the Company.

     1. The Series D Preferred Shares may be redeemed for cash, in whole or from time to time in part, on any date on or after December 11, 2002 as fixed by the Board of Trustees of the Company at the Redemption Price. The Redemption Price of the Series D Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of other Capital Shares of the Company and not from any other source.

     2.   Each date fixed for redemption pursuant to subparagraph
(1) of this paragraph (D) is called a "Redemption Date". If the Redemption Date is after a Distribution Record Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the Series D Preferred Shares to be redeemed are registered at the close of business on such Distribution Record Date notwithstanding the redemption thereof between such Distribution Record Date and the related Distribution Payment Date or the Company's default in the payment of the distribution.

     3. In case of redemption of less than all of the Series D Preferred Shares at the time outstanding, the shares to be redeemed shall be selected by the Company pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Board of Trustees.

     In order to facilitate the redemption of Series D Preferred Shares, the Board of Trustees may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

     4. Notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series D Preferred Shares to be redeemed at their respective addressees as they appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to any holder to whom the Company has failed to give notice or except as to any holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series D Preferred Shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of Series D Preferred Shares to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

     5. If notice has been mailed in accordance with subpara-graph (4) of this paragraph (D), and such notice provided that on or before the Redemption Date specified therein all funds neces-sary for such redemption shall have been set aside by the Com-pany, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available there-for, then, from and after the Redemption Date, distributions on the Series D Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Shares, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.

     6. Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Shares shall be irrevocable except that:

          a. the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

          b. any balance of monies so deposited by the Company and unclaimed by the holders of the Series D Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

     7. No Series D Preferred Shares may be redeemed except with assets legally available for the payment of the Redemption
Price.

     8. Unless full cumulative distributions on all Series D Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series D Preferred Shares shall be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares from persons owning in the aggregate
9.8 percent or more of the lesser of the number or value of the total outstanding shares of beneficial interest of the Company pursuant to provisions of the Declaration of Trust, or 10 percent or more of the lesser of the number or value of the total outstanding Series D Preferred Shares pursuant to provisions of these Articles Supplementary. Unless full cumulative distributions on all outstanding Series D Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Company shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares (except by conversion into or exchange for shares of the Company ranking junior to the Series D Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

     9. All Series D Preferred Shares redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

E.   Voting Rights.

     1. The holders of Series D Preferred Shares shall not be entitled to vote on any matter except (i) as provided in paragraph (H) or (ii) as provided in subparagraph (2) of this paragraph (E).

     2. In the event the Company shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding Series D Preferred Shares for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a "Preferential Distribution Non-Payment"), the number of trustees of the Company shall be increased by two and the holders of the outstanding Series D Preferred Shares, voting together as a class with all other classes or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights and then entitled to vote on the election of such additional two trustees, shall be entitled to elect such two additional trustees until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding Series D Preferred Shares have been authorized and paid or set apart for payment. Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Shares Trustee, the Board of Trustees may, and upon the written request of the holders of record of not less than 20% of the holders of the Series D Preferred Shares and all holders of other classes or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights who are then entitled to vote on the election of such additional trustee or trustees shall, call a special meeting of such holders for the purpose of electing the additional trustee or trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Company and all holders of the Series D Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights are afforded the opportunity to elect such additional trustee or trustees (or fill any vacancy) at such annual meeting of shareholders.

     If and when all accumulated distributions on the Series D Preferred Shares have been authorized and paid or set aside for payment in full, the holders of the Series D Preferred Shares shall be divested of the special voting rights provided by this subparagraph (2) of paragraph (E), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment. Upon termination of such special voting rights attrib-utable to all holders of the Series D Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights, the term of office of each trustee elected by the holders of the Series D Preferred Shares and such parity preferred shares (a "Preferred Shares Trustee") pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. Any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the outstanding Series D Preferred Shares and all other series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights who would then be entitled to vote in such Preferred Shares Trustee's election, voting together as a separate class, at a meeting called for such purpose.

     3. So long as any Series D Preferred Shares are outstand-ing, the number of trustees constituting the entire Board of Trustees of the Company shall at all times be such that the exer-cise, by the holders of the Series D Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights, of the right to elect trustees under the circumstances provided for in subparagraph (2) of this paragraph (E) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

     4. Trustees elected pursuant to subparagraph (2) of this paragraph (E) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series D Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Shares Trustee upon the termination of the special voting rights as provided for in subparagraph (2) of this paragraph (E) or as otherwise provided for in subparagraph (2) of this paragraph (E).

     5. So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the outstanding Series D Preferred Shares and all other series of preferred shares ranking on a parity with the Series D Preferred Shares with respect to distribution rights who are then entitled to vote in the election of such Preferred Shares Trustee as provided above. As long as the Preferential Distribution Non-Payment shall continue, holders of the Series D Preferred Shares shall not, as such shareholders, be entitled to vote on the election or removal of trustees other than Preferred Shares Trustees, but shall not be divested of any other voting rights provided to such shareholders by the Declaration of Trust and these Articles Supplementary with respect to any other matter to be acted upon by the shareholders of the Company.

F.   Restriction on Transfer and Ownership of Series D
     Preferred Shares

     1. The terms and provisions of this paragraph (F) shall apply in addition to, and not in limitation of, the terms and provisions of Section 6.6 of the Declaration of Trust.

     2. Definitions. In addition to the definitions set forth in paragraph (A) above, for the purpose of this paragraph (F), the following terms shall have the following meanings:

          Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Series D Preferred Shares by a Person, whether the interest in Series D Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to subparagraph (4) (f) of this paragraph (F), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in subparagraph (4)(a) of this paragraph (F).

          Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Series D Preferred Shares by a Person, whether the interest in Series D Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          Excepted Holder. The term "Excepted Holder" shall mean any shareholder of the Company for whom an Excepted Holder Limit is created by this paragraph (F) or by the Board of Trustees pursuant to subparagraph (3)(g)(i) of this paragraph (F).

          Excepted Holder Limit. The term "Excepted Holder Limit" shall mean with respect to any Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to subparagraph
(3)(g)(i) of this paragraph (F), and subject to adjustment pursuant to subparagraph (3)(h) of this paragraph (F), the percentage limit established by the Board of Trustees pursuant to subparagraph (3)(g)(i) of this paragraph (F).

          Initial Date. The term "Initial Date" shall mean the date upon which these Articles Supplementary containing this paragraph (F) is accepted for record by the State Department of Assessments and Taxation of Maryland.

          Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Series D Preferred Shares, the Closing Price for such Series D Preferred Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Series D Preferred Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series D Preferred Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Series D Preferred Shares are listed or admitted to trading or, if such Series D Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series D Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series D Preferred Shares selected by the Board of Trustees or, in the event that no trading price is available for such Series D Preferred Shares, the fair market value of Series D Preferred Shares, as determined in good faith by the Board of Trustees, which determination shall be conclusive for all purposes hereof.

          Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of subparagraph (3)(a) of this paragraph (F), would Beneficially Own or Constructively Own Series D Preferred Shares in violation of the provisions of subparagraph (3)(a)(i) of this paragraph (F) and if appropriate in the context, shall also mean any Person who would have been the record owner of Series D Preferred Shares that the Prohibited Owner would have so owned.

          Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day, after the Initial Date, on which the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Series D Preferred Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

          Series D Preferred Share Ownership Limit. The term "Series D Preferred Share Ownership Limit" shall mean not more than 10 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Series D Preferred Shares. The number and value of outstanding Series D Preferred Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

          Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series D Preferred Shares or the right to vote or receive dividends on Series D Preferred Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series D Preferred Shares or any interest in Series D Preferred Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Series D Preferred Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          Trustee. The term "Trustee" shall mean the Person, unaffiliated with the Company and a Prohibited Owner, that is appointed by the Company to serve as trustee of the Charitable
Trust.

     3.   Series D Preferred Shares.

          a. Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction
Termination Date:

                    (i) Basic Restrictions. No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Series D Preferred Shares in excess of the Series D Preferred Share Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own Series D Preferred Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                    (ii) Transfer in Trust. If any Transfer of
Series D Preferred Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Series D Preferred Shares in violation of subparagraph (3)(a)(i) of this paragraph (F),

                    (x) then that number of Series D Preferred
Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate subparagraph
(3)(a)(i) of this paragraph (F) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in subparagraph (4) of this paragraph (F), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Series D Preferred Shares; or

                    (y) if the transfer to the Charitable Trust described in clause (x) of this sentence would not be effective for any reason to prevent the violation of subparagraph (3)(a)(i) of this paragraph (F), then the Transfer of that number of Series D Preferred Shares that otherwise would cause any Person to violate subparagraph (3)(a)(i) of this paragraph (F) shall be void ab initio and the intended transferee shall acquire no rights in such Series D Preferred Shares.

          b. Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of subparagraph (3)(a) of this paragraph
(F) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Series D Preferred Shares in violation of subparagraph (3)(a) of this paragraph (F) (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem Series D Preferred Shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of subparagraph (3)(a) of this paragraph
(F) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above, irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

          c. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Series D Preferred Shares that will or may violate subparagraph (3)(a)(i) of this paragraph (F), or any Person who would have owned Series D Preferred Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of subparagraph (3)(a)(ii) of this paragraph (F), shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company's status as a REIT.

          d.   Owners Required To Provide Information. From the
Initial Date and prior to the Restriction Termination Date:

                    (i) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Series D Preferred Shares, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Series D Preferred Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company's status as a REIT and to ensure compliance with the Series D Preferred Share Ownership Limit.

                    (ii) each Person who is a Beneficial or
Constructive Owner of Series D Preferred Shares and each Person (including the shareholder of record) who is holding Series D Preferred Shares for a Beneficial or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

          e. Remedies Not Limited. Subject to subparagraph (5) of paragraph (F) and Article III to the Declaration of Trust, nothing contained in this subparagraph (3) of this paragraph (F) shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders in preserving the Company's status as a REIT.

          f. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this subparagraph (3) of this paragraph (F), subparagraph (4) of this paragraph (F) or any definition contained in subparagraph (2) of this paragraph (F), the Board of Trustees shall have the power to determine the application of the provisions of this subparagraph (3) of this paragraph (F) or subparagraph (4) of this paragraph (F) with respect to any situation based on the facts known to it. If subparagraph (3) or subparagraph (4) of this paragraph (F) requires an action by the Board of Trustees and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of subparagraph (2), (3) or (4) of this paragraph (F).

          g.   Exceptions.

               (i) The Board of Trustees, in its sole discretion, may exempt a Person from the Series D Preferred Share Ownership
Limit, and may establish or increase an Excepted Holder Limit for such Person if:

                    (x) the Board of Trustees obtains such
representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial or Constructive Ownership of such Series D Preferred Shares would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

                    (y) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 10 percent interest (as set forth in Section 856(d) (2) (B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Company's ability to qualify as a REIT, shall not be treated as a tenant of the Company); and

                    (z) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in subparagraphs 3(a) through 3(f) of this paragraph (F)) will result in such Series D Preferred Shares being automatically transferred to a Charitable Trust in accordance with subparagraphs 3(a)(i) and (4) of this paragraph (F).

               (ii) Prior to granting any exception pursuant to subparagraph (3)(g)(i) of this paragraph (F), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

               (iii) An underwriter which participates in a public offering or a private placement of Series D Preferred Shares (or securities convertible into or exchangeable for Series D Preferred Shares) may Beneficially Own or Constructively Own Series D Preferred Shares (or securities convertible into or exchangeable for Series D Preferred Shares) in excess of the Series D Preferred Share Ownership Limit, but only to the extent and for so long as it is necessary to facilitate such public offering or private placement.

               (iv) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Series D Preferred Share Ownership Limit.

          h. Increase in Series D Preferred Share Ownership Limits. The Board of Trustees may from time to time increase the Series D Preferred Share Ownership Limit if the Board determines, in its sole discretion, that such increase will not adversely affect the Company's ability to qualify as a REIT.

          i.   Legend. Each certificate for Series D Preferred
Shares shall bear substantially the following legend:

          The shares evidenced by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Company's Declaration of Trust, as amended and supplemented, no Person may Beneficially or Constructively Own Series D Preferred Shares of the Company in excess of 10 percent (in value or number of shares) of the outstanding Series D Preferred Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable). Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Series D Preferred Shares which cause or will cause a Person to Beneficially or Constructively Own Series D Preferred Shares in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are violated, the Series D Preferred Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.
          All capitalized terms in this legend have the meanings defined in the Company's Articles Supplementary relating to the Series D Preferred shares, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series D Preferred Shares of the Company on request and without charge.

     Instead of the foregoing legend, the certificate may state that the Company will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

     4.   Transfer of Series D Preferred Shares in Trust.

          a. Ownership in Trust. Upon any purported Transfer or other event described in subparagraph (3)(a)(ii) of this paragraph (F) that would result in a transfer of Series D Preferred Shares to a Charitable Trust, such Series D Preferred Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to subparagraph (3)(a)(ii) of this paragraph (F). The Trustee shall be appointed by the Board of Trustees of the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in subparagraph (4)(f) of this paragraph (F).

          b. Status of Shares Held by the Trustee. Series D Preferred Shares held by the Trustee shall be issued and outstanding Series D Preferred Shares of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

          c. Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Series D Preferred Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid with respect to Series D Preferred Shares after the time that such Series D Preferred Shares have been transferred to the Trustee but before the discovery by the Company of such transfer shall be paid by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Series D Preferred Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that Series D Preferred Shares have been transferred to the Trustee (but only votes cast with respect to such transferred Series D Preferred Shares) and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible trust action, then the Trustee shall not have authority to rescind and recast such vote. Notwithstanding the provisions of this paragraph (F), until the Company has received notification that Series D Preferred Shares have been transferred into a Charitable Trust, the Company shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

          d. Sale of Shares by Trustee. Within 20 days of receiving notice from the Company that Series D Preferred Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in subparagraph (3)(a)(i) of this paragraph (F). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this subparagraph (4)(d) of this paragraph (F). The Prohibited Owner shall receive the lesser of
(1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. In addition, if a Prohibited Owner has received any dividend or other distribution paid with respect to Series D Preferred Shares prior to the discovery by the Company that such Series D Preferred Shares have been transferred to the Trustee and the Prohibited Owner has not paid the Trustee the amount of such dividend or other distribution as required by subparagraph (4)(c) of this paragraph (F), the amount received by the Prohibited Owner pursuant to the preceding sentence shall be reduced by the amount of such dividend or other distribution. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Series D Preferred Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this subparagraph (4)(d) of this paragraph (F), such excess shall be paid by the Prohibited Owner to the Trustee upon demand.

          e. Purchase Right in Shares Transferred to the Trustee. Series D Preferred Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to subparagraph (4)(d) of this paragraph (F). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          f. Designation of Charitable Beneficiaries. By written notice to the Trustee, the Board of Trustees of the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Series D Preferred Shares held in the Charitable Trust would not violate the restrictions set forth in subparagraph (3)(a)(i) of this paragraph (F) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     5.   Stock Exchange Transactions. Nothing in this paragraph
(F) shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this paragraph (F) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this paragraph
(F).

     6. Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this paragraph (F).

     7. Non-Waiver. No delay or failure on the part of the Company or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

G.   Ranking.

     With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series D Preferred Shares rank senior to the Common Shares, and on a parity with the Series A-1 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series C Preferred Shares and any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of paragraph (H) hereof have been complied with. However, the Company may authorize or increase any class or series of shares of beneficial interest ranking on a parity with or junior to the Series D Preferred Shares as to distribution rights or liquidation preference without the vote or consent of the holders of the Series D Preferred Shares.

H.  Limitations.

     So long as any Series D Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series D Preferred Shares, voting as a class,

               1. authorize, create or issue, or increase the authorized or issued amount of, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or liquidation preference, senior to the Series D Preferred Shares, or reclassify any shares of beneficial interest into any such shares; or

               2. amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including these Articles Supplementary) that would change the preferences, rights or privileges with respect to the Series D Preferred Shares so as to affect the Series D Preferred Shares materially and adversely;

but (except as otherwise expressly required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares; (ii) in connection with the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series D Preferred Shares;
(iii) in connection with any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series D Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Company is not the surviving entity if, as a result of the merger or consolidation, the holders of Series D Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series D Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series D Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; or (v) if, at or prior to the time when the issuance of any such shares ranking senior to the Series D Preferred Shares is to be made or any such change is to take effect, as the case may be, the Series D Preferred Shares have been called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series D Preferred Shares.

I.   Exclusion of Other Rights.

     The Series D Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth herein or elsewhere in the Declaration of Trust.

J.   Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

K.   Severability of Provisions.

     If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series D Preferred Shares set forth herein or elsewhere in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limita-tions as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

L.  No Preemptive Rights.

     No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

M.  Conversion.

     The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

          SECOND:   The Series D Preferred Shares have been
classified by the Board of Trustees under a power contained in the Declaration of Trust.

          THIRD:    These Articles Supplementary have been
approved by the Board of Trustees in the manner and by the vote required by law.

          FOURTH:   Each of the undersigned acknowledges these
Articles Supplementary to be the act of the Company and as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

          FIFTH:    These Articles Supplementary and all docu-
ments, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Com-pany by the undersigned in his capacity as an officer or trustee of the Company, which has been formed as a Maryland real estate investment trust pursuant to a declaration of trust of the Company dated as of November 4, 1992, as amended, and not individually, and neither the trustees, officers nor shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Holders of the Series D Preferred Shares shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of these Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements or transactions between the Company and holders of the Series D Preferred Shares.

          IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 10th day of December, 1997.



                                   KRANZCO REALTY TRUST


                                   By: /s/Norman Kranzdorf(Seal)
                                       -------------------------
                                       Norman Kranzdorf
                                       President

ATTEST:


By: /s/ Hermina Kranzdorf
    -----------------------
    Hermina Kranzdorf
    Secretary